Exhibit 99.1

Contact:	Frank Perez
Chief Financial Officer
(615) 599-2274

TENNESSEE COMMERCE BANCORP

REGAINS COMPLIANCE WITH NASDAQ LISTING RULE 5250(C)(1)

Franklin, Tennessee (June 3, 2011) — Tennessee Commerce Bancorp, Inc. (Nasdaq: TNCC) (the “Company”) today reported that it received a communication from The NASDAQ Stock Market (“Nasdaq”), dated June 2, 2011, stating that the Company has regained compliance with Nasdaq Listing Rule 5250(c)(1) by filing with the U.S. Securities and Exchange Commission (“SEC”) an amendment to its annual report on Form 10-K for the fiscal year ended December 31, 2010.  Rule 5250(c)(1) requires that Nasdaq-listed companies file their required periodic financial reports with the SEC on a timely basis.  The Nasdaq had deemed the Company’s initial annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on April 18, 2011, to be incomplete because the Report of Independent Registered Public Accounting Firm included in the Form 10-K contained a qualification for uncertainties, which existed at the time the filing was made, relating to a regulatory examination of the Company’s banking subsidiary by its regulators.  Such uncertainties have since been resolved and the Company’s auditors have issued an unqualified Report of Independent Registered Public Accounting Firm with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2010.  The Company’s amended annual report on Form 10-K/A filed with the SEC contains an unqualified Report of Independent Registered Public Accounting Firm.

Given that the Company was able to regain compliance with Nasdaq Listing Rule 5250(c)(1) before the deadline Nasdaq had established for the Company to submit a plan for regaining compliance, the Company is no longer required to submit such a plan to Nasdaq, and the June 2nd letter from Nasdaq indicates that “this matter is now closed.”

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee.  Tennessee Commerce Bancorp’s stock is traded on the Nasdaq Global Market under the symbol TNCC.  Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.